Exhibit 10.3

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SITIO ROYALTIES OPERATING PARTNERSHIP, LP.

Dated as of June 7, 2022

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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Schedules

Schedule 1 –Schedule of Limited Partners

Exhibits

Exhibit A – Form of Joinder Agreement

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SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

SITIO ROYALTIES OPERATING PARTNERSHIP, LP

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), dated as of June 7, 2022, is adopted, executed and agreed to by and among Sitio Royalties GP, LLC, a Delaware limited liability company, as the sole general partner of the Partnership, and each of the Limited Partners (as defined herein) set forth on the signature pages hereto.

WHEREAS, the Partnership was formed as a limited partnership pursuant to and in accordance with the Delaware Act (as defined herein) by filing a Certificate of Limited Partnership of the Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on May 31, 2018;

WHEREAS, the General Partner, as the sole general partner of the Partnership, entered into an Agreement of Limited Partnership of the Partnership, dated as of May 31, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified, together with all schedules, exhibits and annexes thereto, the “Initial Limited Partnership Agreement”), with Osprey Minerals Corporation, a Delaware corporation and formerly named Falcon Energy Acquisition Corp. (the “Corporation”), as the sole limited partner of the Partnership;

WHEREAS, the Corporation entered into a Contribution Agreement, dated as of June 3, 2018 (the “Contribution Agreement”), by and among Royal Resources L.P., a Delaware limited partnership (“Royal LP”), Royal Resources GP L.L.C., a Delaware limited liability company (“Royal GP”, and collectively with Royal LP, “Royal”), the Corporation, and the other parties thereto (such other parties collectively, the “Royal Contributors” and each a “Royal Contributor”);

WHEREAS, pursuant to the Contribution Agreement, at the Royal Closing, the Corporation contributed to the Partnership, as a capital contribution, cash as set forth in the Contribution Agreement in exchange for the issuance by the Partnership to the Corporation of (a) a number of Common Units (as defined below) equal to the number of shares of Class A Common Stock (as defined below) outstanding at the Royal Closing after the consummation of the Royal Transactions (as defined below) and (b) a number of Warrants (as defined below) equal to the number of Corporation Warrants (as defined below) outstanding at the Royal Closing after the consummation of the Royal Transactions (such contribution, the “Corporation Contribution”);

WHEREAS, pursuant to the Contribution Agreement, at the Royal Closing, the Royal Contributors contributed certain equity interests to the Partnership in exchange for a combination of Common Units and cash as set forth in the Contribution Agreement (such contribution, the “Royal Contribution”);

WHEREAS, in connection with the Contribution Agreement, the Initial Limited Partnership Agreement was amended and restated on August 23, 2018 by the parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Prior Limited Partnership Agreement”);

WHEREAS, the Corporation, the Partnership, Ferrari Merger Sub A LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“DPM Merger Sub”), and DPM HoldCo, LLC, a Delaware limited liability company (“DPM”), entered into an Agreement and Plan of Merger, dated as of January 11, 2022 (the “DPM Merger Agreement”), pursuant to which DPM Merger Sub shall merge with and into DPM with DPM being the surviving entity and a wholly owned subsidiary of the Partnership; and

WHEREAS, the parties are entering into this Agreement to amend and restate the Prior Limited Partnership Agreement effective as of the Effective Time, at which time the Prior Limited Partnership Agreement shall be superseded entirely by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which each Partner (as defined herein) hereby acknowledges and confesses, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Limited Partner” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Partner as of the end of any Taxable Year or Fiscal Period, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Partner’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Partners, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Limited Partner Interest has been transferred but who has not become a Limited Partner pursuant to Article XII.

“Average VWAP” per share of Class A Common Stock over a certain period shall mean the arithmetic average of the VWAP per share of Class A Common Stock for each Trading Day in such period.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Blackstone Parties” means the Royal Contributors, Royal, Rock Ridge Royalty Company LLC, Blackstone Management Partners, L.L.C. and any of their respective Affiliates.

“Book Value” means, with respect to any Partnership property, the Partnership’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g) and 1.704-1(b)(2)(iv)(s); provided, that if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any adjustment described herein, the Partnership shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Call Right” has the meaning set forth in Section 11.01(m).

“Capital Account” means the capital account maintained for a Partner in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Partner, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Partner contributes (or is deemed to contribute) to the Partnership pursuant to Article III hereof.

“Cash Election” means an election by the Company to redeem Units for cash pursuant to Section 11.01(d) or an election by the Corporation (or such designated member(s) of the Corporation Holdings Group) to purchase Units for cash pursuant to an exercise of its Call Right set forth in Section 11.01(m).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (a) other than in the case of clause (b), if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (ii) the Average VWAP for the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock; (b) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Partner in connection with a Public Offering, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (ii) the price per share of Class A Common Stock sold to the public in such Public Offering (reduced by the amount of any Discount associated with such share of Class A Common Stock), and (c) if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (ii) the fair market value of one share of Class A Common Stock, as determined by the General Partner in good faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.

“Certificate” has the meaning set forth in the recitals to this Agreement.

“Change of Control Exchange Date” has the meaning set forth in Section 11.01(p).

“Change of Control Transaction” means (a) a sale of all or substantially all of the Partnership’s assets determined on a consolidated basis, (b) a sale of a majority of the Partnership’s outstanding Units (other than (i) to the Corporation or (ii) in connection with a Redemption or Call Right in accordance with Article XI) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Partnership; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (w) a transaction solely between the Partnership or any of its wholly-owned Subsidiaries, on the one hand, and the Partnership or any of its wholly-owned Subsidiaries, on the other hand, nor (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Partnership, nor (y) a transaction solely for the purpose of changing the form of entity of the Partnership, nor (z) a sale of a majority of the outstanding shares of Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (w), (x), (y) and (z) constitute a Change of Control Transaction.

“Class A Common Stock” means (a) the Class A Common Stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class C Common Stock” means (a) the Class C Common Stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class C Common Stock or into which the Class C Common Stock are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means all classes and series of common stock of the Corporation, including the Class A Common Stock and the Class C Common Stock.

“Common Unit” means a Unit representing a fractional part of the Limited Partner Interests of the Limited Partners and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Corporate Board” means the Board of Directors of the Corporation.

“Corporate Charter” means the Third Amended and Restated Certificate of Incorporation of the Corporation, which is effective substantially concurrently with the effectiveness of this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Corporation Warrants” means the “Buyer Warrants” as defined in Section 1.1 of the Contribution Agreement.

“Credit Agreement” means any senior credit facility or obligation of the Partnership or any of its Subsidiaries, as borrower, as may be subsequently amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation).

“Corporate Tax Liabilities” means any U.S. federal, state and local and non-U.S. tax obligations (including any Partnership Level Taxes for which the Corporation Holdings Group is liable hereunder) owed by the Corporation Holdings Group (other than any obligations to remit withholdings withheld from payments to third parties).

“Corporation Holdings Group” means the Corporation and each other direct or indirect wholly-owned Subsidiary of the Corporation (other than the Partnership and its Subsidiaries).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.L. § 17-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation for such Taxable Year or other Fiscal Period shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

“Discount” has the meaning set forth in Section 11.01(i).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the General Partner regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Partnership for such purposes in accordance with the Credit Agreement (and without otherwise violating any applicable provisions of the Credit Agreement or any other debt financing of the Partnership or its Subsidiaries).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Partnership to a Limited Partner with respect to such Limited Partner’s Units, whether in cash, property or securities of the Partnership and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Limited Partners or any exchange of securities of the Partnership, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Partnership to a Limited Partner in redemption of all or a portion of such Limited Partner’s Units or (c) any amounts payable pursuant to Section 6.05.

“DPM” has the meaning set forth in the recitals to this Agreement.

“DPM Closing” means the “Closing” as defined in Section 1.2 of the DPM Merger Agreement.

“DPM Holders” means KMF DPM HoldCo, LLC, Chambers DPM HoldCo, LLC, Rock Ridge Royalty Company LLC, Source Energy Leasehold, LP and Permian Mineral Acquisitions, LP.

“DPM Merger” means the “Merger” as defined in the recitals of the DPM Merger Agreement.

“DPM Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“DPM Merger Sub” has the meaning set forth in the recitals to this Agreement.

“DPM Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 11, 2022, by and among the Corporation, Royal LP and the DPM Holders.

“Effective Time” has the meaning set forth in Section 16.15.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Partnership or the Corporation.

“Equity Securities” means (a) with respect to the Partnership or any of its Subsidiaries, (i) Units or other equity interests in the Partnership or any Subsidiary of the Partnership (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the General Partner pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Partnership or any Subsidiary of the Partnership), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any Subsidiary of the Partnership, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any Subsidiary of the Partnership and (b) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Partner or the occurrence of any other event that terminates the continued partnership of a Partner in the Partnership. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Partner under applicable state law (or, in the case of a trust that is a Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Falcon OpCo Contribution” has the meaning set forth in Section 5.06(a).

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Partnership and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 8.02.

“General Partner” means Sitio Royalties GP, LLC (formerly named Falcon Minerals GP, LLC), a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership. The General Partner, in its capacity as such, has no obligation to make Capital Contributions or right to receive Distributions under this Agreement.

“General Partner Change of Control” shall be deemed to have occurred if or upon:

(a) both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all of the equity interests in the Partnership, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to any directly or indirectly wholly owned Subsidiary of the Corporation, and such sale, lease or transfer is consummated;

(b) both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, a merger or consolidation of the Corporation with any other Person, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.01% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, and such merger or consolidation is consummated; or

(c) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or (ii) a corporation or other entity owned, directly or indirectly, by all of the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50.01% of the aggregate voting power of the Voting Securities of the Corporation; provided, that the Corporate Board recommends or otherwise approves or determines that such acquisition is in the best interests of the Corporation and its stockholders.

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to Profits or Losses or any rights to receive Distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Independent Directors” means the members of the Corporate Board who qualify as an independent director pursuant to applicable SEC Guidance and the rules of the stock exchange on which the Common Shares are traded.

“Initial Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Kimmeridge Parties” means KMF DPM HoldCo, LLC, Chambers DPM HoldCo, LLC and their respective Affiliates.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Entity, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“Limited Partner” means, as of any date of determination, (a) each of the partners named on the Schedule of Limited Partners and (b) any Person admitted to the Partnership as a Substituted Limited Partner or Additional Limited Partner in accordance with Article XII, but in each case only so long as such Person is shown on the Partnership’s books and records as the owner of one or more Units.

“Limited Partner Interest” means the interest of a Partner in Profits, Losses and Distributions.

“Losses” has the meaning set forth in Section 5.01(c).

“Majority Partners” means the Limited Partners (which may include the General Partner if it is also a Limited Partner) holding a majority of the Units then outstanding; provided that, if as of any date of determination, a majority of the Units are then held by the General Partner or any of its Affiliates controlled by the Corporation (including the Corporation Holdings Group), then “Majority Partners” shall mean the General Partner together with Partners holding a majority of the Units (excluding Units held by the General Partner and its controlled Affiliates including the Corporation Holdings Group) then outstanding.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Subsidiary” means any direct or indirect Subsidiary of the Partnership that, as of any date of determination, represents more than (a) 50% of the consolidated net tangible assets of the Partnership or (b) 50% of the consolidated net income of the Partnership before interest, taxes, depreciation and amortization.

“Minority Partner Redemption Date” has the meaning set forth in Section 11.01(n).

“Minority Partner Redemption Notice” has the meaning set forth in Section 11.01(n).

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partner” means the General Partner or any Limited Partner.

“Partner Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Employee” means an employee of, or other service provider to, the Partnership or any Subsidiary, in each case acting in such capacity.

“Partnership Level Taxes” means any federal, state or local taxes, additions to tax, penalties and interest payable by the Partnership or any Subsidiary thereof as a result of any examination of the Partnership’s or any of its Subsidiaries’ affairs by any federal, state or local tax authorities, including resulting administrative and judicial proceedings under the Revised Partnership Audit Provisions.

“Partnership Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 9.03.

“Percentage Interest” means, with respect to a Partner at a particular time, such Partner’s percentage interest in the Partnership determined by dividing such Partner’s Units by the total Units of all Partners at such time. The Percentage Interest of each Partner shall be calculated to the 4th decimal place, and the Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Prior Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” has the meaning set forth in Section 5.01(c).

“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (b) any merger, consolidation or other combination involving the Corporation, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

“Redeeming Partner” has the meaning set forth in Section 11.01(a).

“Redemption” means any redemption of Units into shares of Class A Common Stock or cash pursuant to this Agreement.

“Redemption Date” means a Regular Redemption Date or a Special Redemption Date.

“Redemption Notice” has the meaning set forth in Section 11.01(b).

“Redemption Notice Date” means, except as otherwise specified by the General Partner to the extent necessary for the Corporation to comply with the Royal Registration Rights Agreement or the DPM Registration Rights Agreement, with respect to any Regular Redemption Date or Special Redemption Date, the date that is the (10) Business Days before such Redemption Date.

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registered Offering” means any secondary securities offering (which may include a “bought deal” or “overnight” offering), and any primary securities offering for which piggyback rights are offered, pursuant to the Royal Registration Rights Agreement or the DPM Registration Rights Agreement.

“Regular Redemption Date” means a date within each fiscal quarter specified by the Corporation from time to time, which will generally be set so that the corresponding Redemption Notice Date falls within a window after the Corporation’s earnings announcement for the prior fiscal quarter or in connection with a Registered Offering.

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Revised Partnership Audit Provisions” shall mean Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Royal Closing” means the “Closing” as defined in Section 1.1 of the Contribution Agreement.

“Royal Contributor” has the meaning set forth in the recitals to this Agreement.

“Royal Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of August 23, 2018, by and among the Corporation and the Royal Contributors (other than Royal).

“Royal Transactions” means the “Transactions” as defined in Section 1.1 of the Contribution Agreement.

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Simulated Basis” means, with respect to each Depletable Property, the Book Value of such property. For purposes of such computation, the Simulated Basis of each Depletable Property (including any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) shall be allocated to each Partner in accordance with such Partner’s relative Percentage Interest as of the time such Depletable Property (or such addition to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) is acquired (or expended) by the Partnership, and shall be reallocated among the Partners in accordance with the Partners’ Percentage Interests as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Value of the Partnership’s Depletable Properties pursuant to the definition of Book Value. Upon a transfer by a Partner of any Units, a portion of the Simulated Basis allocated to such Partner shall be reallocated to the transferee in accordance with the relative Percentage Interest transferred.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles and in a manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2), using the depletion method selected by the General Partner. For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Book Value of such property, and in no event shall such allowance, in the aggregate, exceed the Simulated Basis of such Depletable Property. If the Book Value of a Depletable Property is adjusted pursuant to the definition of Book Value during a Taxable Year or other Fiscal Period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Book Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Book Value of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Book Value of a Depletable Property over the amount realized from the sale or other disposition of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Source Parties” means Source Energy Leasehold, LP, Permian Mineral Acquisitions, LP and their respective Affiliates.

“Special Redemption Date” means a date specified by the Corporation in addition to or in lieu of the Regular Redemption Date during the same fiscal quarter. The Corporation must specify a Special Redemption Date effective with any Registered Offering.

“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stock Exchange” means the NASDAQ Capital Market.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Partnership or by the Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Partnership shall be given effect only at such times that the Partnership has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substituted Limited Partner” means a Person that is admitted as a Limited Partner to the Partnership pursuant to Section 12.01 with all of the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Taxable Year” means the Partnership’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Partnership or (b) any equity or other interest (legal or beneficial) in any Partner if substantially all of the assets of such Partner consist solely of Units.

“Treasury Regulations” means the regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Limited Partner Interest of a Limited Partner or a permitted Assignee in the Partnership and shall include Common Units, but shall not include the General Partner Interest.

“Unvested Corporate Shares” means shares of Class A Common Stock issued pursuant to an Equity Plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Value” means (a) for any Stock Option Plan, the Market Price for the Trading Day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

“Voting Securities” means any Equity Securities of the Corporation that are entitled to vote generally in matters submitted for a vote of the Corporation’s stockholders or generally in the election of the Corporate Board.

“VWAP” per share of Class A Common Stock on any Trading Day shall mean the per share of Class A Common Stock volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one share of Class A Common Stock on such Trading Day as reported on the website of the NYSE or such other national securities exchange upon which the shares of Class A Common Stock are listed). If the VWAP cannot be calculated for shares of Class A Common Stock on a particular date on any of the foregoing bases, the VWAP of the shares of Class A Common Stock on such date shall be the fair market value as determined in good faith by the General Partner in a commercially reasonable manner.

“Warrants” has the meaning set forth in Section 3.03(a).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Partnership. The Partnership was formed on May 31, 2018 pursuant to the provisions of the Delaware Act.

Section 2.02 Second Amended and Restated Limited Partnership Agreement. The Partners hereby execute this Agreement for the purpose of continuing the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. The Partners hereby agree that during the term of the Partnership set forth in Section 2.06, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and, to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited partnership agreement” or words of similar effect, the relevant provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section 15-120 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03 Name. The name of the Partnership shall be “Sitio Royalties Operating Partnership, LP.” The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time. Notification of any such change shall be given to all of the Partners and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Partnership’s business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

Section 2.04 Purpose. The primary business and purpose of the Partnership shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the General Partner in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Partnership shall be at 1144 15th Street, Suite 2650, Denver, Colorado 80202, or such other place as the General Partner may from time to time designate. The address of the registered office of the Partnership in the State of Delaware shall be 1000 North King Street, in the City of Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be the Corporation Guarantee and Trust Company. The General Partner may from time to time change the Partnership’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Partnership in accordance with the provisions of Article XIV.

Section 2.07 No Joint Venture. The Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Partnership or any Partner relating to the subject matter hereof shall be construed to suggest otherwise.

ARTICLE III

PARTNERS; UNITS; CAPITALIZATION

Section 3.01 Partners.

(a) The Limited Partners previously admitted as Limited Partners shall each remain as a Limited Partner of the Partnership and the General Partner previously admitted as the sole general partner of the Partnership shall remain the sole general partner of the Partnership, in each case, upon the Effective Time. At the Effective Time and concurrently with the DPM Closing, each DPM Holder shall be admitted to the Partnership as a Limited Partner.

(b) The Partnership shall maintain a schedule setting forth: (i) the name and address of each Limited Partner; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Limited Partner; (iii) the aggregate amount of cash Capital Contributions that have been made by the Limited Partners with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Limited Partners with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Partnership or to which contributed property is subject) (such schedule, the “Schedule of Limited Partners”). The applicable Schedule of Limited Partners in effect as of the Effective Time (after giving effect to the transactions contemplated by the DPM Merger Agreement) is set forth as Schedule 1 to this Agreement. The Schedule of Limited Partners shall be the definitive record of ownership of each Unit of the Partnership and all relevant information with respect to each Limited Partner. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Limited Partner shall be required or, except as approved by the General Partner pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Partnership or borrow any money or property from the Partnership.

Section 3.02 Units. Interests in the Partnership shall be represented by Units, or such other securities of the Partnership, in each case as the General Partner may establish in its discretion in accordance with the terms and subject to the restrictions hereof. The Units are comprised of a single class of Common Units. Without limiting the foregoing, to the extent required pursuant to Section 3.04(a), the General Partner may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of the Corporation or class or series of preferred stock of the Corporation.

Section 3.03 Contribution Agreement and DPM Merger Agreement.

(a) Corporation Contribution. Pursuant to the Contribution Agreement, at the Royal Closing, the Corporation contributed, assigned, transferred, conveyed and delivered to the Partnership cash in the aggregate amount of $382,217,254.88 in exchange for (i) 45,855,000 Common Units and (ii) warrants (the “Warrants”) exercisable for a number of Common Units equal to the number of shares of Class A Common Stock underlying the warrants of the Corporation outstanding immediately prior to such issuance of Warrants . Each Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and shall not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a) unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code (or analogous provision of state, local or non-U.S. Law).

(b) Royal Contribution. Pursuant to the Contribution Agreement, at the Royal Closing, each Royal Contributor contributed, assigned, transferred, conveyed and delivered to the Partnership, free and clear of all Liens (other than transfer restrictions under applicable securities Laws) the Contributed Interests owned by each such Royal Contributor and, was issued Common Units in an amount contemplated by the Contribution Agreement.

(c) DPM Merger Agreement. Pursuant to the DPM Merger Agreement, at the DPM Closing and prior to giving effect to Section 3.04, each DPM Holder was issued the number of Common Units set forth next to each such DPM Holder’s name on Schedule 1, which Common Units are hereby issued and outstanding as of the Effective Time.

Section 3.04 Authorization and Issuance of Additional Units.

(a) The Partnership shall, to the fullest extent permitted by Law, undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the Equity Securities of the Partnership necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation Holdings Group and the number of outstanding shares of Class A Common Stock. In addition to and without limiting the foregoing, if at any time the Corporation issues a share of its Class A Common Stock or any other Equity Security of the Corporation (other than Class C Common Stock), (i) the Partnership shall issue to the applicable member(s) of the Corporation Holdings Group one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the

Partnership (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to such Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation but taking into account differences as a result of any tax or other liabilities borne by the Corporation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the applicable member(s) of the Corporation Holdings Group with respect to the issuance of the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by such member(s) to the Partnership as a Capital Contribution; provided, that if the Corporation issues any shares of Class A Common Stock in order to directly purchase from another Partner (other than a member of the Corporation Holdings Group) a number of Common Units pursuant to Section 11.01(m) (and a corresponding number of shares of Class C Common Stock), then the Partnership shall not issue any new Common Units in connection therewith and the Corporation Holdings Group shall not be required to Transfer such net proceeds to the Partnership (it being understood that such net proceeds shall instead be transferred to such other Partner as consideration for such purchase). For the avoidance of doubt, if the Corporation issues any shares of Class A Common Stock or other Equity Security for cash to be used to fund the acquisition by any member of the Corporation Holdings Group of any Person or the assets of any Person, then the Corporation shall not be required to transfer such cash proceeds to the Partnership but instead such member of the Corporation Holdings Group shall be required to contribute such Person or the assets and liabilities of such Person to the Partnership or any of its Subsidiaries. Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (A) (1) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right) or (2) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property, (B) the issuance of Equity Securities pursuant to any Equity Plan (other than a Stock Option Plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable Vesting Date with respect to such Equity Securities or (C) preferred stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent such securities have been converted, exercised or exchanged for Class A Common Stock and the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation Holdings Group to the equity capital of the Partnership). Except pursuant to this Section 3.04(a) and Article XI, (x) the Partnership may not issue any additional Common Units to one or more members of the Corporation Holdings Group unless substantially simultaneously therewith such member(s) of the Corporation Holdings Group issues or sells an equal number of shares of the Corporation’s Class A Common Stock to another Person, and (y) the Partnership may not issue any other Equity Securities of the Partnership to one or more members of the Corporation Holdings Group unless substantially simultaneously therewith such members of the Corporation Holdings Group issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such member(s) of the Corporation Holdings Group with substantially the same rights to dividends and distributions (including distributions upon liquidation but taking into account differences as a result of any tax or other liabilities borne by the Corporation) and other economic rights as those of such Equity Securities of the Partnership.

(b) The Partnership shall only be permitted to issue additional Units or other Equity Securities in the Partnership to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04 and Section 3.11.

(c) The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.04(d), the Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Partnership (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

(d) Notwithstanding any other provision of this Agreement, if the Corporation receives tax distributions required to be made pursuant to Section 4.01(b) in an amount in excess of the amount that will enable the Corporation Holdings Group to meet its U.S. federal, state and local and non-U.S. tax liabilities, or holds any other excess cash amount, the Corporation may, in its sole discretion, use such excess cash amount in such manner, and make such adjustments to or take such other actions with respect to the capitalization of the Corporation and the Partnership, as the Corporation in good faith determines to be fair and reasonable to the holders of Common Stock and to the Partners and to preserve the intended economic effect of this Section 3.04, Section 3.05, Article XI and the other provisions hereof.

(e) If at any time any member of the Corporation Holdings Group issues debt securities, such member of the Corporation Holdings Group shall transfer to the Partnership (in a manner to be determined by the General Partner in its reasonable discretion) the proceeds received by such member of the Corporation Holdings Group in exchange for such debt securities in a manner that directly or indirectly burdens the Partnership with the repayment of the debt securities.

(f) Notwithstanding any other provision of this Agreement (including this Section 3.04 and Section 3.05), the Partnership may redeem Units from the Corporation Holdings Group for cash to fund any acquisition by the Corporation Holdings Group of another Person, provided that promptly after such redemption and acquisition the Corporation Holdings Group contributes or causes to be contributed, directly or indirectly, such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

Section 3.05 Repurchases or Redemptions. No member of the Corporation Holdings Group may redeem, repurchase or otherwise acquire (other than from another member of the Corporation Holdings Group) (a) any shares of Class A Common Stock unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from the Corporation Holdings Group an equal number of Common Units for the same price per security or (b) any other Equity Securities of the Corporation (other than Class C Common Stock) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from the Corporation Holdings Group an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation but taking into account differences as a result of any tax or other liabilities borne by the Corporation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Partnership may not redeem, repurchase or otherwise acquire (i) except pursuant to Article XI, any Common Units from the Corporation Holdings Group unless substantially simultaneously therewith the Corporation Holdings Group redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (ii) any other Equity Securities of the Partnership from the Corporation Holdings Group unless substantially simultaneously the Corporation Holdings Group redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation but taking into account differences as a result of any tax or other liabilities borne by the Corporation) and other economic rights as those of such Equity Securities of the Partnership. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation Holdings Group in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation Holdings Group consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the General Partner. If the General Partner determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Partnership, by the Chief Executive Officer and any other officer designated by the General Partner, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the General Partner may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The General Partner agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the General Partner may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Partnership alleged to have been lost, stolen or destroyed, upon delivery to the General Partner of an affidavit of the owner or owners of such certificate, setting forth such allegation. The General Partner may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Partnership a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Partnership or the transfer agent of the Partnership, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Partnership shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the General Partner may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance which may exist from time to time in such Partner’s Capital Account (including upon and after dissolution of the Partnership).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided in this Agreement.

Section 3.09 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than a Partnership Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b) Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Partnership Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax pm-poses, the following transactions shall be deemed to have occurred:

(i) The Corporation shall have sold to the Optionee, and the Optionee shall have purchased from the Corporation, the number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock as to which such stock option is exercised multiplied by the following: (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall have sold to the Partnership (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Partnership (or such Subsidiary, as applicable) shall have purchased from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Partnership (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Partnership shall have transferred to the Optionee (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall have transferred to the Optionee) at no additional cost to such Partnership Employee and as additional compensation to such Partnership Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv) The Corporation shall have contributed any amounts deemed received by the Corporation pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Partnership pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c) Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to a Partnership Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such Partnership Employee terminates his or her employment with the Partnership or any Subsidiary) in consideration for services performed for the Partnership or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such Partnership Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (i) the Corporation shall have sold such shares of Class A Common Stock to the Partnership (or, if such Partnership Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (ii) the Partnership (or such Subsidiary) shall have delivered such shares of Class A Common Stock to such Partnership Employee, (iii) the Corporation shall have contributed the purchase price for such shares of Class A Common Stock to the Partnership as a Capital Contribution, and (iv) in the case where such Partnership Employee is an employee of a Subsidiary, the Partnership shall have contributed such amount to the capital of the Subsidiary.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Partnership or any of their respective Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the General Partner without the requirement of any further consent or acknowledgement of any other Partner.

(e) Anti-dilution Adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Partnership in exchange for additional Units. Upon such contribution, the Partnership will issue to the Corporation a number of Units equal to the number of new shares of Class A Common Stock so issued.

Section 3.12 Deemed Capital ContributionsSection 3.13 . Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any Partnership Employee or other service provider of the Partnership or any Subsidiary and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then for tax purposes, (a) such property shall be treated as having been contributed to the Partnership by such Partner and (b) immediately thereafter the Partnership shall be treated as having transferred such property to the Partnership Employee or other service provider.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Limited Partners may be declared by the General Partner out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the General Partner shall determine using such record date as the General Partner may designate; such Distributions shall be made to the Limited Partners as of the close of business on such record date on a pro rata basis in accordance with each Limited Partner’s Percentage Interest as of the close of business on such record date; provided, however, that the General Partner shall have the obligation to make Distributions as set forth in Section 4.01(b), Section 6.05 and Section 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Limited Partner to the extent such Distribution would violate Section 15-309 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the General Partner shall give notice to each Limited Partner of the record date, the amount and the terms of the Distribution and the payment date thereof.

(b) Tax Distributions. The Partnership shall, subject to any restrictions contained in any agreement to which the Partnership is bound, make distributions out of legally available funds to all Partners on a pro rata basis in accordance with Section 4.01(a) at such times and in such amounts as the General Partner reasonably determines is necessary to cause a distribution to the Corporation sufficient to enable the Corporation to timely satisfy any Corporate Tax Liabilities.

Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any Distribution to any Partner on account of any Limited Partner Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement or other debt financing of the Partnership or its Subsidiaries.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Partnership may (in the discretion of the General Partner), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and Treasury Regulations Section 1.704-1(b)(2)(iv)(g), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations to reflect a revaluation of Partnership property.

(b) The Capital Account of each Partner shall be increased by (i) the amount of any cash and the initial Book Value of any property contributed to the Partnership by such Partner (net of any liability secured by such contributed property that the Partnership is considered to assume or take subject to); and (ii) the amounts of Profit allocated to such Partner pursuant to Section 5.02 and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.03. The Capital Account of each Partner shall be reduced by (A) the amount of any cash and the Book Value of any property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to); and (B) the amounts of Loss allocated to such Partner pursuant to Section 5.02 and any items in the nature of loss or deduction that are specially allocated to such Partner pursuant to Section 5.03. The Capital Account of each Partner shall otherwise be adjusted in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv). If any property other than cash is distributed to a Partner, the Capital Account of such Partner shall be adjusted as if the property had instead been sold by the Partnership for a price equal to its fair market value, and the proceeds thereafter distributed to such Partner.

(c) The amount of “Profit” or “Loss” with respect to a Taxable Year or Fiscal Period means an amount equal to the Partnership’s taxable income or loss for such Taxable Year or Fiscal Period, determined in accordance with Section 703(a) (including separately stated items), with the following adjustments:

(i) the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes;

(ii) if the Book Value of any Partnership property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2) (iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii) items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv) in lieu of depreciation, amortization and other cost recovery deductions (excluding depletion with respect to a Depletable Property), there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period;

(v) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis);

(vi) Simulated Gains with respect to Depletable Properties shall be taken into account in lieu of actual gains on such Depletable Properties; and

(vii) items specifically allocated under Section 5.03 shall be excluded.

Section 5.02 Book Allocations. After giving effect to the allocations under Section 5.03, Profits and Losses (and to the extent determined necessary and appropriate by the General Partner to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Partners pro rata in accordance with their Percentage Interests.

Section 5.03 Regulatory and Special Allocations.

(a) Partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year or other Fiscal Period in Partner Minimum Gain, items of income and gain for such Taxable Year or other Fiscal Period (and, if necessary, for subsequent Taxable Years or periods) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4). This Section 5.03(a) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year or Fiscal Period shall be allocated pro rata among the Partners in accordance with their Percentage Interests. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in the Partnership Minimum Gain during any Taxable Year or other Fiscal Period, each Partner shall be allocated items of income and gain for such Taxable Year or other Fiscal Period (and, if necessary, for subsequent Taxable Years or periods) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(g). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Partner that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year or other Fiscal Period, computed after the application of Section 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then items of income and gain for such Taxable Year or other Fiscal Period shall be allocated to such Partner in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If any Partner has a deficit Capital Account at the end of any Taxable Year or other Fiscal Period which is in excess of the sum of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 5.03(c) and this Section 5.03(d) were not in the Agreement.

(e) If the allocation of Losses or other items of loss or expense to a Partner as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Losses (or other items of loss or expense) as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their relative Percentage Interests, subject to this Section 5.03(e).

(f) Profits and Losses described in Section 5.01(b) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(g) Simulated Depletion for each Depletable Property and Simulated Loss upon the disposition of a Depletable Property shall be allocated among the Partners in proportion to their shares of the Simulated Basis in such property.

(h) The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. If in any Taxable Year or other Fiscal Period there is a decrease in Partnership Minimum Gain, or in Partner Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Partners, the Partners may, if they do not expect that the Partnership will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

(i) Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any Partnership Employee or other service provider of the Partnership or any Subsidiary and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Partner (or its successor) that made such transfer and such Partner shall be deemed to have contributed such property to the Partnership pursuant to Section 3.12.

(j) Notwithstanding any contrary provision in this Agreement except the foregoing provisions of Section 5.03, the General Partner shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Partnership among) the Partners upon the liquidation of the Partnership (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), the Transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Partnership, such that, to the maximum extent possible, the Capital Accounts of the Partners are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Fiscal Year of the event requiring such adjustments or allocations.

Section 5.04 Tax Allocations.

(a) Subject to the remainder of this Section 5.04, the income, gains, losses, deductions and credits of the Partnership will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; provided, that if any such allocation is not permitted by the Code or other applicable Law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Cost and percentage depletion deductions with respect to each Depletable Property shall be computed separately by the Partners rather than the Partnership. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Percentage Interest as of the time such Depletable Property is acquired by the Partnership, and shall be reallocated among the Partners in accordance with such Partner’s Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Partnership’s Depletable Properties pursuant to the definition of Book Value (or at the time of any material additions to the U.S. federal income tax basis of such Depletable Property). The Partnership shall inform each Partner of such Partner’s allocable share of the U.S. federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Partnership, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence. Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c), using the “remedial method”, as described in Treasury Regulations Section 1.704-3(d).

(c) For purposes of the separate computation of gain or loss by each Partner on a taxable Disposition of Depletable Property, the amount realized from such Disposition shall be allocated (i) first, to the Partners in an amount equal to the Simulated Basis in such Depletable Property and in the same proportion as their shares thereof were allocated and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains; provided, however, that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c), using the “remedial method”, as described in Treasury Regulations Section 1.704-3(d). The provisions of this Section 5.04(c) and the other provisions of this Agreement relating to allocations under Section 613A(c)(7)(D) of the Code are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d) Each Partner shall, in a manner consistent with this Article V, separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the Partnership, each Partner may advise the Partnership of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection for purposes of allowing the Partnership to make adjustments to the tax basis of its assets as a result of certain transfers of interests in the Partnership or distributions by the Partnership. The Partnership may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto.

(e) Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its Book Value using the “remedial method”, as described in Treasury Regulations Section 1.704-3(d).

(f) If the Book Value of any Partnership asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the “remedial method”, as described in Treasury Regulations Section 1.704-3(d).

(g) If, as a result of an exercise of a noncompensatory option (including the Warrants) to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x) and 1.704-1(b)(4)(viii).

(h) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners pro rata as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(i) For purposes of determining a Partner’s pro rata share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in income and gain shall be in proportion to its Percentage Interests.

(j) Any recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Partners who received the benefit of such deductions to the maximum extent permissible by Law.

(k) Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, Distributions or other Partnership items pursuant to any provision of this Agreement.

Section 5.05 Withholding; Indemnification and Reimbursement for Payments on Behalf of a Partner. The Partnership and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Partner hereby authorizes the Partnership and its Subsidiaries to withhold or pay on behalf of or with respect to such Partner any amount of U.S. federal, state, or local or non-U.S. taxes that the General Partner determines, in good faith, that the Partnership or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. In addition, if the Partnership is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Partner (including U.S. federal income taxes as a result of Partnership obligations pursuant to the Revised Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Partner, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Partnership on behalf of any Partner based upon such Partner’s status as an employee of the Partnership), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Partner pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Partner pursuant to this Section 5.05 shall be treated as having been distributed to such Partner at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Partner is entitled for such period, such Partner shall indemnify the Partnership in full for the amount of such excess. The General Partner may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Partnership under this Section 5.05. A Partner’s obligation to indemnify the Partnership under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.05, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Partnership at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income from such indemnity (and interest) shall not be allocated to or distributed to the Partner paying such indemnity (and interest). Each Partner hereby agrees to furnish to the Partnership such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Partner is legally entitled.

Section 5.06 DPM Merger Agreement.

(a) As set forth in Section 1.7 of the DPM Merger Agreement , for U.S. federal and applicable state and local income tax purposes, the Partnership intends for the DPM Merger to qualify as an “assets-over” partnership merger transaction under Treasury Regulation Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby the Partnership is intended to be the terminating partnership and DPM is intended to be the resulting partnership, and, as a result of such treatment, the DPM Merger shall be treated as a (i) contribution of all of the assets and liabilities of Partnership to DPM in exchange for partnership interests in DPM (the “Falcon OpCo Contribution”), immediately followed by a (ii) liquidating distribution by Partnership of such partnership interests to the partners of Partnership.

(b) Consistent with the foregoing,

(i) The initial Book Values of all properties of the Partnership contributed pursuant to the Falcon OpCo Contribution shall equal their Fair Market Values, and any forward Section 704(c) layer created in connection therewith shall, consistent with Section 5.04(e), be accounted for using the “remedial method” under Treasury Regulation Section 1.704-3(d),

(ii) the Capital Accounts of the DPM Holders will be “booked-up” in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect their Fair Market Value, and any reverse Section 704(c) layer created in connection therewith shall, consistent with Section 5.04(f), be accounted for using the “remedial method” under Treasury Regulation Section 1.704-3(d), and

(iii) the Capital Account of each Limited Partner after giving effect to such adjustments shall be set forth on the Schedule of Limited Partners.

ARTICLE VI

MANAGEMENT

Section 6.01 Authority of General Partner.

(a) Except for situations in which the approval of any Limited Partner(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and (ii) the General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, no Limited Partner has the right or power to participate in the management or affairs of the Partnership, nor does any Limited Partner have the power to sign for or bind the Partnership or deal with third parties on behalf of the Partnership without the consent of the General Partner.

(b) The day-to-day business and operations of the Partnership shall be overseen and implemented by officers of the Partnership (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the General Partner. An Officer may, but need not, be a Partner or an officer of the Corporation. Each Officer shall be appointed by the General Partner and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.06 below), the salaries or other compensation, if any, of the Officers of the Partnership shall be fixed from time to time by the General Partner. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the General Partner may, from time to time, delegate to them and the carrying out of the Partnership’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the General Partner. Subject to any agreement between the Corporation or the Partnership and an Officer regarding such Officer’s service or employment, the General Partner may remove any such Officer from office at any time, with or without cause. If any vacancy shall occur in any office, for any reason whatsoever, then the General Partner shall have the right to appoint a new Officer to fill the vacancy.

(c) Subject to law applicable to the Corporation and the Partnership, the General Partner shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity.

(d) Notwithstanding any other provision of this Agreement, neither the General Partner nor any Officer authorized by the General Partner shall have the authority, on behalf of the Partnership, either directly or indirectly, without the prior approval of each Partner, to take any action that would result in the failure of the Partnership to be taxable as a partnership for purposes of federal income tax, or take any position inconsistent with treating the Partnership as a partnership for purposes of federal income tax, except as required by Law.

Section 6.02 Actions of the General Partner. The General Partner may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.06.

Section 6.03 Transfer and Withdrawal of General Partner.

(a) Except in connection with a General Partner Change of Control, the General Partner shall not have the right to transfer or assign the General Partner Interest, and the General Partner shall not have the right to withdraw from the Partnership; provided, that, without the consent of any of the Limited Partners, the General Partner may be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or transfer or assign the General Partner Interest (in whole or in part) to one of its Affiliates that is a wholly owned Subsidiary of the Corporation so long as such other entity or Affiliate shall have assumed in writing the obligations of the General Partner under this Agreement. In the event of an assignment or other transfer of all of the General Partner Interest in accordance with this Section 6.03, such assignee or transferee shall be substituted in the General

Partner’s place as general partner of the Partnership in all respects under this Agreement and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership (but shall remain entitled to exculpation and indemnification pursuant to Section 6.07 and Section 7.04 with respect to events occurring on or prior to such date).

(b) Except as otherwise contemplated by Section 6.03(a), no assignee or transferee shall become the general partner of the Partnership by virtue of such assignee’s or transferee’s receiving all or a portion of any interest in the Partnership from the General Partner or another assignee or transferee from the General Partner without the written consent of all of the Partners to such substitution, which consent may be given or withheld, or made subject to such conditions as each Partner deems appropriate in its sole discretion.

Section 6.04 Transactions Between Partnership and General Partner. The General Partner may cause the Partnership to contract and deal with the General Partner, or any Affiliate of the General Partner, or any Blackstone Party or Affiliate of any Blackstone Party, provided such contracts and dealings are on terms comparable to and competitive with those available to the Partnership from others dealing at arm’s length and are approved by (a) the Partners holding a majority of the Units (excluding Units held by the General Partner and its controlled Affiliates) then outstanding and (b) a majority of the Independent Directors, and, in each case, otherwise are permitted by the Credit Agreement.

Section 6.05 Reimbursement for Expenses. The Limited Partners acknowledge and agree that the General Partner is and will continue to be a wholly owned Subsidiary of the Corporation, whose Class A Common Stock is and will continue to be publicly traded, and therefore the General Partner and the Corporation will have access to the public capital markets and that such status and the services performed by the General Partner and the Corporation, if any, will inure to the benefit of the Partnership and all Limited Partners; therefore, the Partnership shall pay for and reimburse, without duplication, the General Partner and the Corporation amounts with respect to any fees, expenses and costs incurred by the General Partner, the Corporation or any other member of the Corporation Holdings Group on behalf of the Partnership, including all fees, expenses and costs of the Corporation being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence, it being acknowledged and agreed that such payments and reimbursements shall not be treated as Distributions; provided, that the Partnership shall not pay or bear any income tax obligations of any member of the Corporation Holdings Group (but the Partnership shall be entitled to make distributions in respect of these obligations pursuant to Article IV). In the event that (a) shares of Class A Common Stock are sold to underwriters in any Public Offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such Public Offering after taking into account any Discount and (b) the proceeds from such Public Offering are used to fund the Cash Election Amount for any Redeemed Units or otherwise contributed to the Partnership, the Partnership shall reimburse the applicable member(s) of the Corporation Holdings Group for such Discount by treating such Discount as an additional Capital Contribution made by such member(s) of the Corporation Holdings Group to the Company, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 11.01(i), and increasing the Capital Account of such member(s) of the Corporation Holdings Group by the amount of such Discount. To the extent practicable, expenses incurred by the General Partner, the Corporation or any other member of the Corporation Holdings Group on behalf of or for the benefit of the Partnership shall be billed directly to and paid by the Partnership. If and to the extent any advances or reimbursements to the General Partner, the Corporation or any other member of the Corporation Holdings Group by the Partnership pursuant to this Section 6.05 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Limited Partners’ Capital Accounts.

Section 6.06 Delegation of Authority. The General Partner (a) may, from time to time, delegate to one or more Persons such authority and duties as the General Partner may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time, in each case subject to the terms of this Agreement. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Partnership shall be fixed from time to time by the General Partner, subject to the other provisions in this Agreement.

Section 6.07 Limitation of Liability of the General Partner.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Partnership, neither the General Partner nor any of the General Partner’s Affiliates shall be liable to the Partnership or to any Partner that is not the General Partner, in such Partner’s capacity as a partner of the Partnership, for any act or omission performed or omitted by the General Partner in its capacity as the general partner of the Partnership pursuant to authority granted to the General Partner by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the General Partner’s bad faith, willful misconduct or violation of Law in which the General Partner acted with knowledge that its conduct was unlawful. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The General Partner shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the General Partner in good faith reliance on such advice shall in no event subject the General Partner to liability to the Partnership or any Partner that is not the General Partner.

(b) Whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Partnership or any Partner that is not the General Partner, the General Partner shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c) Whenever in this Agreement or any other agreement contemplated herein, the General Partner is permitted or required to take any action or to make a decision in its “sole discretion” with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or other Partners.

(d) Whenever in this Agreement the General Partner is permitted or required to take any action or to make a decision in its “reasonable discretion,” “good faith” or under another express standard, the General Partner shall act under such express standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the General Partner acts in good faith, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the General Partner or any of the General Partner’s Affiliates.

Section 6.08 Investment Company Act. The General Partner shall use its best efforts to ensure that the Partnership shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.09 Outside Activities of the Corporation and the General Partner. The Corporation shall not, and shall not cause or permit the General Partner to, directly or indirectly, enter into or conduct any business or operations, other than, as applicable, in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Partnership and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Partnership, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as Capital Contributions and the proceeds of any other financing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as loans or otherwise as appropriate and, provided further, that the Corporation may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Partnership and its Subsidiaries so long as the Corporation takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Partnership or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the General Partner from executing any guarantee of indebtedness of the Partnership or its Subsidiaries.

Section 6.10 Standard of Care. Except to the extent otherwise expressly set forth in this Agreement, the General Partner shall, in connection with the performance of its duties in its capacity as the General Partner, have the same fiduciary duties to the Partnership and the Partners as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the General Partner.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF PARTNERS

Section 7.01 Limitation of Liability and Duties of Partners; Investment Opportunities.

(a) Except as provided in this Agreement or in the Delaware Act, no Partner (including the General Partner) shall be obligated personally for any debt, obligation or liability solely by reason of being a Partner or acting as the General Partner of the Partnership; provided that, in the case of the General Partner, this sentence shall not in any manner limit the liability of any Partner to the Partnership or any other Partner attributable to a breach by the such Partner of any terms of this Agreement. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Partners for liabilities of the Partnership.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Partner may, under certain circumstances, be required to return amounts previously distributed to such Partner. It is the intent of the Partners that no Distribution to any Partner pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Partner shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Partner receiving any such money or property shall not be required to return any such money or property to the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner.

(c) Notwithstanding any other provision of this Agreement (subject to Section 6.07 and except as set forth in Section 6.10, in each case with respect to the General Partner), to the extent that, at law or in equity, any Partner (or such Partner’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Partner or of any Affiliate of such Partner (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties) to the Partnership, to another Partner (including the General Partner), to any Person who acquires an interest in a Limited Partner Interest or to any other Person bound by this Agreement, but in in each case other than any duties (including fiduciary duties) owed the Corporation and its stockholders, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. Such elimination of duties (including fiduciary duties) to the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement.

(d) Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Partner (including the General Partner) or to any Related Person of such Partner, and no Partner (or any Related Person of such Partner) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership or the Partners will have any duty to communicate or offer such opportunity to the Partnership or the Partners, or to develop any particular investment, and such Person will not be liable to the Partnership or the Partners for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Partners. Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, neither the Partnership nor any Partner has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Partnership, even if competitive with the activities of the Partnership or the Partners, will not be deemed wrongful or improper.

Section 7.02 Lack of Authority. No Partner, other than the General Partner or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership or to make any expenditure on behalf of the Partnership. The Partners hereby consent to the exercise by the General Partner of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Partner, other than the General Partner, shall have the right to seek or obtain partition by court decree or operation of Law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Partner or is or was serving as the General Partner, Officer, employee or other agent of the Partnership or is or was serving at the request of the Partnership as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ bad faith, willful misconduct or violation of Law in which such Indemnified Person acted with knowledge that its conduct was unlawful, or for any present or future breaches of any representations, warranties, covenants or obligations by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Partnership. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the General Partner or otherwise.

(c) The Partnership shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Partnership shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the General Partner.

(d) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Limited Partners’ Right to Act. For matters that require the approval of the Limited Partners, the Limited Partners shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Limited Partners holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Limited Partners. Any Limited Partner entitled to vote at a meeting of Limited Partners may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Limited Partner, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Limited Partner shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Partnership shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Limited Partners permitted hereunder may be taken at a meeting called by the General Partner or by the Limited Partners holding a majority of the Units entitled to vote on such matter on at least 48 hours’ prior written notice to the other Limited Partners entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Limited Partners entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Limited Partners entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Limited Partners entitled to vote or consent may be taken by vote of the Limited Partners entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Limited Partners having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Limited Partners entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Limited Partners entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Limited Partners shall have the same force and effect as if taken by the Limited Partners at a meeting thereof.

Section 7.06 Inspection Rights. The Partnership shall permit each Partner and each of its designated representatives to visit and inspect (a) the books and records of the Partnership, including its partner ledger and a list of its Partners and (b) the books and records of its Subsidiaries. The Partners have no other inspection rights.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.01 Records and Accounting. The Partnership shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Limited Partners pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Limited Partners absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Partnership shall end on December 31 of each year or such other date as may be established by the General Partner; provided that the Partnership shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

Section 8.03 Reports. The Partnership shall deliver or cause to be delivered, within ninety (90) days after the end of each Fiscal Year, to each Person who was a Partner at any time during such Fiscal Year, all information reasonably necessary for the preparation of such Person’s United States federal and applicable state income tax returns.

ARTICLE IX

TAX MATTERS

Section 9.01 Preparation of Tax Returns. The General Partner shall arrange, at the Partnership’s expense, for the preparation and timely filing of all tax returns required to be filed by the Partnership. On or before March 15, June 15, September 15, and December 15 of each Taxable Year, the Partnership shall send to each Person who was a Partner at any time during the prior quarter, an estimate of such Partner’s state tax apportionment information and allocations to the Partners of taxable income, gains, losses, deductions and credits for the prior quarter, which estimate shall have been reviewed by the Partnership’s outside tax accountants. In addition, no later than the later of (a) March 15 following the end of the prior Taxable Year, and (b) thirty (30) Business Days after the issuance of the final financial statement report for a Fiscal Year by the Partnership’s auditors but in no event later than March 31 following the end of the prior Taxable Year, the Partnership shall send to each Person who was a Partner at any time during such Taxable Year, a statement showing such Partner’s (i) final state tax apportionment information, (ii) allocations to the Partners of taxable income, gains, losses, deductions and credits for such Taxable Year, (iii) a completed IRS Schedule K-1 and (iv) all other information reasonably requested and necessary for the preparation of such Partner’s U.S. federal (and applicable state and local) income tax returns, provided that the General Partner shall cause the Partnership to provide each Partner a draft IRS Schedule K-1 for the relevant Taxable Year no later than forty-five (45) days following the end of such Taxable Year. Each Partner shall notify the Partnership, and the Partnership shall take reasonable efforts to notify each of the other Partners, upon receipt of any notice of tax examination of the Partnership by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Partnership Representative (as applicable), the General Partner shall have the authority to prepare the tax returns of the Partnership using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion.

Section 9.02 Tax Elections. The Partnership and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code, shall not thereafter revoke such election. In addition, the Partnership (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Partnership’s Taxable Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c) to elect to amortize the organizational expenses of the Partnership as permitted by Code Section 709(b).

Each Partner will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Tax Controversies. The General Partner shall be designated and may, on behalf of the Partnership, at any time, and without further notice to or consent from any Partner, act as the “partnership representative” of the Partnership, within the meaning given to such term in Section 6223 of the Code, and any corresponding or similar role for relevant state and local tax purposes (the General Partner, in such capacity, the “Partnership Representative”). The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code or any applicable state or local Law with respect to Taxes for the Partnership Representative, and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services reasonably incurred in connection therewith. Unless the Limited Partners otherwise provide prior written consent, the Partnership Representative shall make the election to apply the “alternative to payment of imputed underpayment by partnership” under Section 6226 of the Code (and any similar provision of state or local law) to pass the underpayment adjustment of the Partnership to any partners of the reviewed year with respect to any taxable year ending on or before the date of the DPM Closing. Each Partner agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of such proceedings; provided that no Partner will be required to file an amended tax return or information statement for a prior taxable period pursuant to Section 6225(c)(2) of the Code (or any similar provision of state or local law) without the consent of such Partner. The Partnership Representative shall keep all Partners fully advised on a current basis of any contacts by or discussions with the tax authorities.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS

Section 10.01 Transfers by Partners. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the General Partner. Notwithstanding the foregoing, this Article X shall not apply to any Redemption or Call Right pursuant to Section 11.01.

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) (a) by a Limited Partner to a Controlled Affiliate of such Limited Partner, (b) by a Royal Contributor to the direct holders of equity interests in such Royal Contributor, and if any such holder as of August 23, 2018 is a Blackstone Party, to the direct holders of equity interests in such Blackstone Party as of August 23, 2018, (c) by KMF DPM HoldCo, LLC or Chambers DPM HoldCo, LLC to the direct holders of equity interests in such Person, and if any such holder as of the date hereof is a Kimmeridge Party, to the direct holders of equity interests in such Kimmeridge Party, (d) by Rock Ridge Ridge Royalty Company LLC to the direct holders of its equity interests, and if any such holder as of the date hereof is a Blackstone Party, to the direct holders of equity interests in such Blackstone Party, (e) by Source Energy Leasehold, LP or Permian Mineral Acquisitions, LP to the direct holders of equity interests in such Person, and if any such holder as of the date hereof is a Source Party, to the direct holders of equity interests in such Source Party (f) to an Affiliate of, or a direct holder of equity interests in, Royal LP, (g) by any individual transferee pursuant to clauses (b) through (f) of this sentence to any Controlled Affiliate of such transferee or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such transferee or Relatives of such transferee for bona fide estate planning purposes, (h) to an Affiliate of any Blackstone Party, Kimmeridge Party or Source Party, (i) in the case of an individual Partner, upon death or incapacity to such Partner’s estate, executors, trustees, administrators and personal representatives, and then to such Partner’s legal representatives, heirs, beneficiaries or legatees (whether or not such recipients are a spouse, children, spouses of children, grandchildren, spouses of grandchildren, parents or siblings of such Partner) or (j) pursuant to a Redemption or Call Right in accordance with Article XI hereof; provided, however, that (i) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units and (ii) in the case of the foregoing clauses, the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Partnership and the Partners, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer (other than a Redemption or Call Right) by any Limited Partner (other than the Corporation) of Common Units to a transferee in accordance with this Section 10.02, such Limited Partner (or any subsequent transferee of such Limited Partner) shall be required to also transfer a number of shares of Class C Common Stock corresponding to the number of such Limited Partner’s (or subsequent transferee’s) Common Units that were transferred in the transaction to such transferee; and, in the case of a Redemption or Call Right, a number of shares of Class C Common Stock owned by such Limited Partner corresponding to the number of such Limited Partner’s Common Units that were transferred in such Redemption or Call Right shall be surrendered by such Limited Partner to the Corporation and cancelled by the Corporation. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON JUNE 7, 2022, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SITIO ROYALTIES OPERATING PARTNERSHIP, LP, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND SITIO ROYALTIES OPERATING PARTNERSHIP, LP RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH

CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY SITIO ROYALTIES OPERATING PARTNERSHIP, LP TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Partnership shall imprint such legend on certificates (if any) evidencing Units.

Section 10.04 Transfer. Prior to Transferring any Units (other than (a) in connection with a Redemption or Call Right in accordance with Article XI or (b) pursuant to a Change of Control Transaction), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Partnership and the other holders of Units a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (i) shall be void, and (ii) the Partnership shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Limited Partner Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Partnership. Profits, Losses and other Partnership items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the General Partner. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Limited Partner pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Limited Partner from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Limited Partner contained herein that a Limited Partner would be bound on account of the Assignee’s Limited Partner Interest (including the obligation to make Capital Contributions on account of such Limited Partner Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Limited Partner who shall Transfer any Limited Partner Interest in a manner in accordance with this Agreement shall cease to be a Limited Partner with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Limited Partner with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 6.07, Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit and such Person shall continue to be obligated to indemnify the Partnership for any obligations under Section 5.05), except that unless and until the Assignee (if not already a

Limited Partner) is admitted as a Substituted Limited Partner in accordance with the provisions of Article XII (the “Admission Date”), (a) such assigning Limited Partner shall retain all of the duties, liabilities and obligations of a Limited Partner with respect to such Units or other interest, and (b) the General Partner may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Limited Partner with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Limited Partner who Transfers any Units or other interest in the Partnership from any liability of such Limited Partner to the Partnership with respect to such Limited Partner Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Partnership or any other Person for any materially false statement made by such Limited Partner (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Limited Partner (in its capacity as such) contained herein or in the other agreements with the Partnership.

Section 10.07 Overriding Provisions.

(a) Any Transfer of any Limited Partner Interest in violation of this Article X shall be null and void ab initio, and the provisions of Section 10.05 and 10.06 shall not apply to any such Transfers. Any Person to whom a Transfer of such Limited Partner Interest is made or attempted in violation of this Article X shall not become a Limited Partner with respect to such Limited Partner Interest, shall not be entitled to vote such Limited Partner Interest on any matters coming before the Limited Partners and shall not have any other rights in or with respect to such Limited Partner Interest. The General Partner shall promptly amend the Schedule of Limited Partners to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Limited Partner Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii) subject the Partnership to registration as an investment company under the Investment Company Act;

(iii) in the reasonable determination of the General Partner, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Partnership or the General Partner is a party;

(iv) cause the Partnership to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, cause the Partnership to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code and any applicable Treasury Regulations issued thereunder, or any successor provision of the Code;

(v) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors); or

(vi) result in the Partnership having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI

REDEMPTION AND EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Limited Partner.

(a) Each Limited Partner other than the Corporation Holdings Group shall be entitled from time to time to cause the Partnership to redeem all or a portion of such Limited Partner’s Common Units (such Partner a “Redeeming Partner”), together with an equal number of shares of Class C Common Stock, in exchange for shares of Class A Common Stock or, at the Partnership’s election under certain circumstances, cash in accordance with Section 11.01(d) (referred to herein as the “Redemption Right”), upon the terms and subject to the conditions set forth in this Section 11.01 and subject to the Corporation’s (or such designated member(s) of the Corporation Holdings Group’s) Call Right as set forth in Section 11.01(m).

(b) In order to exercise its Redemption Right, each Redeeming Partner shall provide written notice in a reasonable form as the Partnership may provide from time to time (the “Redemption Notice”) to the Partnership and the Corporation, on or before any Redemption Notice Date, stating that the Redeeming Partner elects to have redeemed on the next Redemption Date a stated number of Units, together with an equal number shares of Class C Common Stock. Upon delivery of any Redemption Notice by any Redeeming Partner on or before any Redemption Notice Date, such Limited Partner may not revoke or rescind such Redemption Notice after such Redemption Notice Date. Any Redemption Notice delivered for a Redemption on a Regular Redemption Date may not be contingent. Any Redemption Notice delivered for a Redemption on a Special Redemption Date may be made contingent on the consummation of the Registered Offering or other transaction described in the notice of the General Partner specifying such Special Redemption Date. Any notice by any Limited Partner pursuant to the Royal Registration Rights Agreement or the DPM Registration Rights Agreement to demand or participate in any Registered Offering shall be deemed to constitute a Redemption Notice for the related Special Redemption Date with respect to the Units to be sold in such Registered Offering.

(c) On any Redemption Date for which any Limited Partner delivered a Redemption Notice with respect to Units, unless the Partnership elects to pay cash in accordance with Section 11.01(d) or the Corporation (or such designated member(s) of the Corporation Holdings Group) exercises its Call Right pursuant to Section 11.01(m), on such Redemption Date such number of Units, together with an equal number of shares of Class C Common Stock, shall be redeemed for an equal number of shares of Class A Common Stock.

(d) The Partnership shall be entitled to elect to settle any Redemption by delivering to the Redeeming Partner, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such shares.

(e)	Subject to Section 11.01(f), each Limited Partner’s Redemption Right shall be subject to the following limitations and qualifications:

(i)	except as provided herein, Redemptions shall only be permitted on each Redemption Date;

(ii)

a Redeeming Partner, excluding any Limited Partners prior to the Effective Date and any of their transferees in accordance with this Agreement (other than the Blackstone Parties and any of their transferees), shall only be permitted to redeem less than all of its Units if (A) after such Redemption it would continue to hold at least 1,607,010 Units and (B) it redeems not less than 1,607,010 Units in such Redemption; provided that the amount of Units held or redeemed in the preceeding clauses (A) and (B) shall be deemed to include all Units held or redeemed by (x) all other Blackstone Parties, if such Redeeming Partner is a Blackstone Party, (y) all other Kimmeridge Parties, if such Redeeming Partner is a Kimmeridge Party, and (z) all other Source Parties, if such Redeeming Partner is a Source Party; and

(iii)

any Redemption of Units issued after the date hereof (other than in connection with any recapitalization), including such Units issued to Limited Partners as of the date hereof, may be limited in accordance with the terms of any agreements or instruments entered into in connection with such issuance, as deemed necessary or desirable in the discretion of the General Partner.

(f) The General Partner may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines, in good faith, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Partnership may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Furthermore, the General Partner may require any Limited Partner or group of Limited Partners to redeem all of their Units to the extent it determines, that such Redemption is necessary or appropriate to avoid undue risk that the Partnership may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the General Partner to such Limited Partner or group of Limited Partners requiring such Redemption, such Limited Partner or group of Limited Partners shall exchange, subject to exercise by the Corporation of the Call Right pursuant to Section 11.01(m), all of their Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 11.01 and otherwise in accordance with the requirements set forth in such notice.

(g) For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Partner, the Partnership and the Corporation (and any other member of the Corporation Holdings Group), as the case may be, agree to treat each Redemption and, if the Corporation (or another member of the Corporation Holdings Group) exercises its Call Right, each transaction between the redeeming or selling Limited Partner and the Corporation (or such other member of the Corporation Holdings Group), as a sale of such Partner’s Units (together, if applicable, with the same number of shares of Class C Common Stock) to the Corporation (or such other member of the Corporation Holdings Group) in exchange for shares of Class A Common Stock or cash, as applicable.

(h) Each Redemption shall be deemed to have been effected on the applicable Redemption Date. Any Limited Partner redeeming Units in accordance with this Agreement may request that the shares of Class A Common Stock to be issued upon such Redemption be issued in a name other than such Limited Partner. Any Person or Persons in whose name or names any shares of Class A Common Stock are issuable on any Redemption Date shall be deemed to have become, on such Redemption Date, the holder or holders of record of such shares.

(i) Unless a member of the Corporation Holdings Group has elected its Call Right pursuant to Section 11.01(m) with respect to any Redemption, on the relevant Redemption Date and immediately prior to such Redemption, (i) the Corporation (or such other member(s) of the Corporation Holdings Group) shall contribute to the Partnership the consideration the Redeeming Partner is entitled to receive under Section 11.01(c) (including in the event the Partnership exercises its right to deliver the Cash Election Amount pursuant to Section 11.01(d)) and the Partnership shall issue to the Corporation (or such other member(s) of the Corporation Holdings Group) a number of Units or, pursuant to Section 3.04(a), other Equity Securities of the Partnership as consideration for such contribution, (ii) the Partnership shall (A) cancel the redeemed Units and (B) transfer to the Redeeming Partner the consideration the Redeeming Partner is entitled to receive under Section 11.01(c) (including in the event the Partnership exercises its right to deliver the Cash Election Amount pursuant to Section 11.01(d)), and (iii) the Corporation shall cancel the surrendered shares of Class C Common Stock, if applicable. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Partnership makes a Cash Election that is funded with proceeds from a Public Offering of the Corporation’s Equity Securities, the Corporation Holdings Group shall only be obligated to contribute to the Partnership an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such Public Offering)) (such difference, the “Discount”) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Units and, if applicable, shares of Class C Common Stock to be redeemed with such cash or from the sale of other Equity Securities of the Corporation used to fund the Cash Election Amount; provided that the Corporation’s Capital Account (or the Capital Account(s) of the other member(s) of the Corporation Holdings Group, as applicable) shall be increased by the amount of such Discount in accordance with Section 6.05; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Partner’s right to receive the Cash Election Amount.

(j) If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 3.04(b) or Section 3.04(c)), or (ii) except in connection with actions taken with respect to the capitalization of the Corporation or the Partnership pursuant to

Section 3.04(d), the Corporation, by dividend or otherwise, distributes to all holders of the shares of Class A Common Stock evidences of its indebtedness or assets, including securities (including shares of Class A Common Stock and any rights, options or warrants to all holders of the shares of Class A Common Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Common Stock, or other securities or rights convertible into, redeemable for or exercisable for shares of Class A Common Stock) but excluding (A) any cash dividend or distribution or (B) any such distribution of indebtedness or assets, in either case (A) or (B) received by the Corporation, directly or indirectly, from the Partnership in respect of the Units, then upon any subsequent Redemption, in addition to the shares of Class A Common Stock or the Cash Election Amount, as applicable, each Redeeming Partner shall be entitled to receive the amount of such security, securities or other property that such Limited Partner would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above in clause (A) or (B)), this Section 11.01 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(k) The Corporation shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by any member of the Corporation Holdings Group); provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Class A Common Stock that are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Common Stock are listed on a national securities exchange, the Corporation shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon a Redemption to be listed on such national securities exchange at the time of such issuance.

(l) The issuance of shares of Class A Common Stock upon a Redemption shall be made without charge to the Redeeming Partner for any stamp or other similar tax in respect of such issuance, except that if any such shares of Class A Common Stock are to be issued in a name other than that of the Redeeming Partner, then the Person or Persons in whose names such shares are to be issued shall pay to the Corporation the amount of any tax payable in respect of any Transfer involved in such issuance or establish to the satisfaction of the Corporation that such tax has been paid or is not payable. Each of the Partnership and the Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption (and the Redeeming Partner agrees to indemnify the Partnership and the Corporation with respect to) such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in shares of Class A Common Stock. Prior to making such deduction or withholding, the Partnership shall give written notice to the Redeeming Partner and reasonably cooperate with such Redeeming Partner to reduce or avoid any such withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Partner, and, if withholding is taken in shares of Class A Common Stock, the relevant withholding party shall be treated as having sold such shares of Class A Common Stock on behalf of such Redeeming Partner for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

(m) Notwithstanding anything to the contrary in this Section 11.01, a Redeeming Partner shall be deemed to have offered to sell its Units as described in any Redemption Notice to each member of the Corporation Holdings Group, and the Corporation (or such other member(s) of the Corporation Holdings Group designated by the Corporation) may, in its sole discretion, in accordance with this Section 11.01(m), elect to purchase directly and acquire such Units on the Redemption Date by paying to the Redeeming Partner that number of shares of Class A Common Stock the Redeeming Partner would otherwise receive pursuant to Section 11.01(c) or, if the Corporation (or such designated member(s) of the Corporation Holdings Group) makes a Cash Election, the Cash Election Amount for such shares of Class A Common Stock (the “Call Right”), whereupon the Corporation (or such designated member(s) of the Corporation Holdings Group) shall acquire the Units offered for redemption by the Redeeming Partner and shall be treated thereafter for all purposes of this Agreement as the owner of such Units.

(n) In the event that (i) the Limited Partners (other than any member of the Corporation Holdings Group) beneficially own, in the aggregate, less than 10% of the then-outstanding Units and (ii) the shares of Class A Common Stock are listed or admitted to trading on a national securities exchange, the General Partner shall have the right, in its sole discretion, to require any Limited Partner (other than any member of the Corporation Holdings Group), collectively with its Affiliates, that beneficially owns less than 5% of the then-outstanding Units to effect a Redemption of all of such Limited Partner’s Units (together with the surrender and delivery of the same number of shares of Class C Common Stock); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 11.01(n). The Corporation shall deliver written notice to the Partnership and any such Limited Partner of its intention to exercise its Redemption Right pursuant to this Section 11.01(n) (a “Minority Partner Redemption Notice”) at least five (5) Business Days prior to the proposed date upon which such Redemption is to be effected (such proposed date, the “Minority Partner Redemption Date”), indicating in such notice the number of Units (and corresponding shares of Class C Common Stock) held by such Limited Partner that the Corporation intends to require to be subject to such Redemption. Any Redemption pursuant to this Section 11.01(n) shall be effective on the Minority Partner Redemption Date. From and after the Minority Partner Redemption Date, (x) the Units and shares of Class C Common Stock subject to such Redemption shall be deemed to be Transferred to the Corporation on the Minority Partner Redemption Date and (y) such Limited Partner shall cease to have any rights with respect to the Units and shares of Class C Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). Following delivery of a Minority Partner Redemption Notice and on or prior to the Minority Partner Redemption Date, the Limited Partners shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 11.01 to effect a Redemption.

(o) No Redemption shall impair the right of the Redeeming Partner to receive any distributions payable on the Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. No Redeeming Partner, or a Person designated by a Redeeming Partner to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Units redeemed by the Partnership from such Redeeming Partner and on shares of Class A Common Stock received by such Redeeming Partner, or other Person so designated, if applicable, in such Redemption.

(p) In connection with a General Partner Change of Control, the Corporation shall have the right, in its sole discretion, to require each Limited Partner (other than any member of the Corporation Holdings Group) to effect a Redemption of all of such Limited Partner’s Units and the corresponding number of shares of Class C Common Stock. Any Redemption pursuant to this Section 11.01(p) shall be effective immediately prior to and conditioned upon the consummation of the General Partner Change of Control (the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Common Units and the shares of Class C Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Exchange Date and (ii) such Limited Partner shall cease to have any rights with respect to the Units and shares of Class C Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). The Corporation shall provide written notice of an expected General Partner Change of Control to all Partners within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such General Partner Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated General Partner Change of Control is to be effected, indicating in such notice such information as may reasonably describe the General Partner Change of Control transaction, subject to applicable Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the General Partner Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such General Partner Change of Control, and the number of Common Units and the corresponding shares of Class C Common Stock held by such Limited Partner that the Corporation intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Limited Partners shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 11.01(p) to effect a Redemption. Nothing contained in this Section 11.01(p) shall limit the right of any Limited Partner to vote for or participate in any proposed Change of Control Transaction of the Corporation with respect to such Limited Partner’s Units and shares of Class C Common Stock or exchange all Units of such Limited Partner for shares of Class A Common Stock in connection with such Change of Control Transaction.

ARTICLE XII

ADMISSION OF LIMITED PARTNERS

Section 12.01 Substituted Limited Partners. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Limited Partner Interest hereunder, the transferee shall become a substituted Limited Partner (“Substituted Limited Partner”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Partnership.

Section 12.02 Additional Limited Partners. Subject to the provisions of Article III and Article X, any Person may be admitted to the Partnership as an additional Limited Partner (any such Person, an “Additional Limited Partner”) only upon furnishing to the General Partner (a) a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Limited Partner (including entering into such documents as the General Partner may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the General Partner determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Partnership.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Limited Partners. No Limited Partner shall have the power or right to withdraw or otherwise resign as a Limited Partner from the Partnership prior to the dissolution and winding up of the Partnership pursuant to Article XIV. Any Limited Partner, however, that attempts to withdraw or otherwise resign as a Limited Partner from the Partnership without the prior written consent of the General Partner upon or following the dissolution and winding up of the Partnership pursuant to Article XIV, but prior to such Limited Partner receiving the full amount of Distributions from the Partnership to which such Limited Partner is entitled pursuant to Article XIV, shall be liable to the Partnership for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Partner. Upon a Transfer of all of a Limited Partner’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Limited Partner shall cease to be a Partner.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted Limited Partners or the attempted withdrawal or resignation of a Partner. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) the unanimous decision of the General Partner together with all the Partners to dissolve the Partnership;

(b) a Change of Control Transaction that is not approved by the Majority Partners;

(c) a dissolution of the Partnership under Section 17-801(4) of the Delaware Act; or

(d) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Partnership is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Partnership and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidators shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause notice of liquidation to be mailed to each known creditor of and claimant against the Partnership;

(c) the liquidators shall pay, satisfy or discharge from Partnership funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Partnership; and

(d) all remaining assets of the Partnership shall be distributed to the Partners in accordance with Article IV by the end of the Taxable Year during which the liquidation of the Partnership occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Partners of their Capital Contributions, a complete distribution to the Partners of their interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds. In no event shall a Limited Partner be entitled to exercise any Redemption Rights, and no Redemptions shall be effected, on or after the earlier of the record date for and the effective date of the distribution of cash and/or property to the Partners in accordance with the provisions of this Section 14.02 and Section 14.03.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the liquidators determine that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Partners, in lieu of cash, either (a) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 14.02(d), (b) as tenants in common and in accordance with the provisions of Section 14.02(d), undivided interests in all or any portion of such Partnership assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from Partnership assets).

ARTICLE XV

VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Partnership asset will mean the amount which the Partnership would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the General Partner (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Limited Partner or Limited Partners dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the General Partner and such Limited Partner(s) are unable to agree on the determination of the Fair Market Value of any asset of the Partnership, the General Partner and such Limited Partner(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Partnership in the Partnership’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Partnership (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Partnership (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, and the Fair Market Value shall be the average of the Fair Market Values determined by all three Appraisers, unless the General Partner and such Limited Partner(s) otherwise agree on a Fair Market Value. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the General Partner shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Partnership.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a) Each Limited Partner who is an individual hereby constitutes and appoints the General Partner (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XII or Article XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the General Partner, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the General Partner, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Limited Partner who is an individual and the transfer of all or any portion of his, her or its Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.

Section 16.02 Confidentiality. Each of the Partners agree to hold the Partnership’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Partnership or as otherwise authorized separately in writing by the General Partner. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Partnership’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Partnership plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Partnership’s business, in each case obtained by a Partner from the Partnership or any of its Affiliates or representatives. With respect to any Partner, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Partner at the time of disclosure by the Partnership; (b) before or after it has been disclosed to such Partner by the Partnership, becomes part of public knowledge, not as a result of any action or inaction of such Partner in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer of the Partnership or of the Corporation; (d) is disclosed to such Partner or its representatives by a third party not, to the knowledge of such Partner, in violation of any obligation of confidentiality owed to the Partnership with respect to such information; or (e) is or becomes independently developed by such Partner or its representatives without use of or reference to the Confidential Information.

Section 16.03 Amendments. This Agreement may be amended or modified solely by the General Partner. Notwithstanding the foregoing, no amendment or modification (a) to this Section 16.03 may be made without the prior written consent of each of the Partners, (b) that modifies the limited liability of any Partner, or increases the liabilities or obligations of any Partner, in each case, may be made without the consent of each such affected Partner, (c) that materially alters or changes any rights, preferences or privileges of any Limited Partner Interests in a manner that is different or prejudicial relative to any other Limited Partner Interests, may be made without the approval of a majority in interest of the Partners holding the Limited Partner Interests affected in such a different or prejudicial manner (excluding any such Limited Partner Interests held by the General Partner or any Affiliates controlled by the General Partner), (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Limited Partner Interests in a manner that is different or prejudicial relative to any other holder of the same class of Limited Partner Interests, may be made without the approval of the holder of Limited

Partner Interests affected in such a different or prejudicial manner, (e) that materially and adversely alters or changes any rights, preferences or privileges of a holder of the General Partner or the Corporation, may be made without the approval of a majority of the Independent Directors, (f) that materially and disproportionately adversely affects the holders of any Limited Partner Interests as compared to the Corporation or any of its controlled Affiliates holding Limited Partner Interests, without the approval of the Blackstone Parties for so long as the Blackstone Parties and their Affiliates in the aggregate own at least five percent (5)% of the outstanding Limited Partner Interests; and (g) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the General Partner, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04.

Section 16.04 Title to Partnership Assets. Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. The Partnership shall hold title to all of its property in the name of the Partnership and not in the name of any Partner. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of any Partner.

Section 16.05 Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the Partnership at the address set forth below and to any other recipient and to any Partner at such address as indicated by the Partnership’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service. The Partnership’s address is:

Sitio Royalties Operating Partnership, LP

c/o Sitio Royalties Corp.,

1144 15th Street, Suite 2650

Denver, Colorado 80202

Section 16.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Partnership Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 16.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 16.13 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 16.14 Right of Offset. Whenever the Partnership is to pay any sum (other than pursuant to Article IV) to any Partner, any amounts that such Partner owes to the Partnership which are not the subject of a good faith dispute may be deducted from that sum before payment. The distribution of Units to the Corporation shall not be subject to this Section 16.14.

Section 16.15 Effectiveness. This Agreement shall be effective immediately upon the DPM Closing (the “Effective Time”). The Prior Limited Partnership Agreement shall govern the rights and obligations of the Partnership and the other parties to this Agreement in their capacity as Partners prior to the Effective Time.

Section 16.16 Entire Agreement. This Agreement and those documents expressly referred to herein (including the Royal Registration Rights Agreement, the DPM Registration Rights Agreement, the DPM Merger Agreement and the Contribution Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Prior Limited Partnership Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.17 Remedies. Each Partner shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.18 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Second Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

SITIO ROYALTIES GP, LLC

By:	/s/ Brett S. Riesenfeld
Name:	Brett S. Riesenfeld
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Second Amended and Restated Agreement of Limited Partnership]

LIMITED PARTNERS:

SITIO ROYALTIES CORP.

By:	/s/ Brett S. Riesenfeld
Name:	Brett S. Riesenfeld
Title:	Executive Vice President, General Counsel and Secretary

KMF DPM HOLDCO, LLC

By:	/s/ Noam Lockshin
Name:	Noam Lockshin
Title:	Manager

CHAMBERS DPM HOLDCO, LLC

By:	/s/ Noam Lockshin
Name:	Noam Lockshin
Title:	Manager

ROCK RIDGE ROYALTY COMPANY LLC

By:	/s/ M. Christopher Doyle
Name:	M. Christopher Doyle
Title:	President and CEO

ROYAL RESOURCES L.P.

By:	Royal Resources GP L.L.C., its general partner

By:	/s/ Erik Belz
Name:	Erik Belz
Title:	President

[Signature Page to Second Amended and Restated Agreement of Limited Partnership]

SOURCE ENERGY LEASEHOLD, LP

By: Source Energy Operating, LP, its general partner

By: Source Energy Manager, LLC, its sole member

By:	/s/ James Brandon Benson
Name:	James Brandon Benson
Title:	Authorized Person

PERMIAN MINERAL ACQUISITIONS, LP

By: Permian Mineral Acquisitions GP, LLC, its general partner

By:	/s/ James Brandon Benson
Name:	James Brandon Benson
Title:	Authorized Person

[Signature Page to Second Amended and Restated Agreement of Limited Partnership]

Christopher L. Conoscenti

By:	/s/ Christopher L. Conoscenti

Carrie L. Osicka

By:	/s/ Carrie L. Osicka

Britton L. James

By:	/s/ Britton L. James

Jarret J. Marcoux

By:	/s/ Jarret J. Marcoux

Brett S. Riesenfeld

By:	/s/ Brett S. Riesenfeld

[Signature Page to Second Amended and Restated Agreement of Limited Partnership]

SCHEDULE 1*

SCHEDULE OF LIMITED PARTNERS

Partner	Common Units	Percentage Interest	DPM Closing Capital Account Balance**	Additional Cash Capital Contributions	Additional Non-Cash Capital Contributions	Capital Accounts
Sitio Royalties Corp.	12,088,546	14.4184%
Arkoma Production Company of Texas, Inc.	42,411	0.0506%
George H. Bishop	196,451	0.2343%
HBC Promote LLC	330,081	0.3937%
Margaret W. Molleston	196,451	0.2343%
Noble Royalties Inc.	14,037	0.0167%
Noble Royalties Holdings LP	268,102	0.3198%
Royal Resources LP	8,799,410	10.4954%
KMF DPM HoldCo, LLC	32,298,535	38.5236%
Chambers DPM HoldCo, LLC	4,196,985	5.0059%
Rock Ridge Royalty Company LLC	12,165,172	14.5098%
Source Energy Leasehold, LP	7,380,700	8.8032%
Permian Mineral Acquisitions, LP	5,554,420	6.6250%
Christopher L. Conoscenti	92,858	0.1108%
Carrie L. Osicka	60,186	0.0718%
Britton L. James	52,161	0.0622%
Jarret J. Marcoux	52,161	0.0622%
Brett S. Riesenfeld	52,161	0.0622%

*

This Schedule of Limited Partners shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

**	DPM Closing Capital Account Balances to be determined at a later date as necessary.

Schedule 1 – 1

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of , 20        (this “Joinder”), is delivered pursuant to that certain Second Amended and Restated Agreement of Limited Partnership of Sitio Royalties Operating Partnership, LP (the “Partnership”), dated as of June 7, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Partnership Agreement”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Partnership Agreement.

1. Joinder to the Partnership Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the General Partner, the undersigned hereby is and hereafter will be a Limited Partner under the Partnership Agreement and a party thereto, with all the rights, privileges and responsibilities of a Limited Partner thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Partnership Agreement as if it had been a signatory thereto as of the date thereof.

2. Incorporation by Reference. All terms and conditions of the Partnership Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3. Address. All notices under the Partnership Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTNER]

By:
Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

SITIO ROYALTIES GP, LLC

By:
Name:
Title:

A-1